Exhibit 99.1
LINODE LIMITED LIABILITY COMPANY
2022 RSU PLAN

1. Purpose. The purpose of this 2022 RSU Plan (the “Plan”) of Linode Limited Liability Company, a New Jersey limited liability company (or its successor, the “Company”), is to advance the interests of the Company by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities that are intended to align their interests with those of the holders of Common Equity (as such term is defined below). Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest.

2. Eligibility. The employees of the Company are eligible to be granted awards of RSUs (as defined in Section 5) under the Plan. Each person who is granted an award under the Plan is deemed a “Participant.”

3. Administration and Delegation. The Plan will be administered by the Board of Directors, Board of Managers, Managing Member (as such term is defined in the Second Amended and Restated Operating Agreement of the Company (the “LLC Agreement”), effective on February 10, 2022, by and between the Company and Linode Holdings LLC, a New Jersey limited liability company (“Holdings”)) or similar governing body of the Company, as applicable (the “Board”); provided, that, the Board may delegate to one or more agents, representatives, officers or employees of the Company, or committees the administrative responsibilities and authority hereunder. The Board or its delegate, if applicable, shall be referred to hereunder as the “Administrator.” Subject to and consistent with the provisions of the Plan, the Administrator shall have the authority and discretion to: (i) determine which eligible employees will receive an award under the Plan, (ii) determine the percentage of the Total Company Interests (as defined below) to be covered by each award under the Plan, (iii) determine the terms and conditions of any award under the Plan (including the vesting and settlement schedule), (iv) approve the instruments evidencing an RSU and other documentation for use under the Plan, (v) adopt, alter, and repeal administrative rules, guidelines, and practices governing the operation of the Plan, (vi) interpret the provisions of the Plan and any award documentation and remedy any ambiguities, omissions, or inconsistencies therein, (vii) modify or amend any award under the Plan, or grant waivers of Plan or award conditions, and (viii) make all other determinations necessary or advisable for the administration of the Plan. All decisions by the Administrator shall be made in the Administrator’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any award thereunder. No committee or person acting pursuant to the authority delegated to it or him or her by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

4. Total Company Interests Available. Up to 2.7% of the total equity interests of the Company on a fully diluted basis (after giving effect to such awards) (the “Total Company Interests”) shall be available with respect to awards under the Plan.

5. RSUs.
(a) General. The Administrator may grant a Participant an award (an “RSU”) under the Plan. Each RSU entitles the recipient to receive an aggregate percentage of the Total Company Interests (such recipient’s “Percentage Interest”) to be delivered at a future date or dates (based on the vesting schedule thereof) on or after the date such RSU (or portion thereof) vests. The Administrator shall determine the terms and conditions of the RSU, including the conditions for vesting, repurchase and forfeiture.

Notwithstanding anything contained herein, in no event shall any RSU (or portion thereof) vest or become payable to any extent prior to the Akamai Transaction Closing.

(b) Settlement. Subject to Section 6(b)(2)(i) hereof, upon the settlement of each RSU (or portion thereof), the Participant shall be entitled to receive from the Company Common Equity representing the percentage of the Total Company Interests provided in the applicable RSU instrument (or the applicable portion thereof based on the vesting schedule thereof).

(c) Voting Rights. A Participant shall have no voting rights with respect to any RSU.

6. Adjustments for Changes in the Common Equity and Certain Other Events.

(a) Changes in Capitalization. In the event of any split, reverse split, dividend, recapitalization, combination, reclassification, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of the common equity securities of the Company (including Interests (as defined in the LLC Agreement)) (the “Common Equity”) other than an ordinary cash dividend, each outstanding RSU shall be equitably adjusted by the Company (or substituted awards may be made, if applicable) in the manner determined by the Administrator. If this Section 6(a) applies and Section 6(b) also applies to any event, Section 6(b) shall be applicable to such event, and this Section 6(a) shall not be applicable.

(b) Akamai Transaction; Change in Control Events.

(1) Definitions.

(i) “Akamai Transaction” means the transactions contemplated by the Membership Interests Purchase Agreement (the “Akamai MIPA”), dated as of February 11, 2022, entered into by and among Akamai Technologies, Inc., a Delaware corporation (“Akamai”), the Company, Holdings, and Christopher Aker (the “Akamai Transaction”).

(ii) A “Change in Control Event” shall mean any of the following events occurring after the closing (the “Akamai Transaction Closing”) of the Akamai Transaction:

(A) any merger or consolidation of the Company with or into another entity as a result of which the Common Equity is converted into or exchanged for the right to receive cash, securities or other property or is canceled;

(B) any exchange of Common Equity for cash, securities or other property pursuant to a share exchange or other transaction;

(C) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation;

(D) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any equity securities of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (I) the then-outstanding Common Equity (the “Outstanding Company Equity”) or (II) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (D), the following acquisitions shall not constitute a Change in Control Event: (W) any acquisition directly from the Company, (X) any acquisition by the Company, (Y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (Z) any acquisition by any corporation pursuant to a transaction which results in all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Equity and Outstanding Company Voting Securities immediately prior to such transaction beneficially owning, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such transaction (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Equity and Outstanding Company Voting Securities, respectively;

(E) any sale of all or substantially all of the assets of the Company; or

(F) the complete liquidation of the Company.

For the avoidance of doubt, in no event shall the consummation of the Akamai Transaction constitute a Change in Control Event.

(iii) “Good Reason” shall mean (A) a material reduction in the Participant’s base compensation; or (B) a requirement that the Participant relocate to, or perform his or her principal job functions at, an office that is more than twenty-five (25) miles from the office at which the Participant was previously performing his or her principal job functions; provided, however, that no such event shall constitute Good Reason unless (X) the Participant gives the Company a written notice of termination for Good Reason not more than 90 days after the initial existence of the condition, (Y) the grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice and (Z) the Participant’s termination of employment occurs within one year following the Company’s receipt of such notice.

(iv) “Cause” shall mean (A) any act or omission by the Participant that has a significant adverse effect on the Company’s business or on the Participant’s ability to perform services for the Company, including, without limitation, the commission of any crime (other than ordinary traffic violations), or (B) refusal or failure to perform assigned duties, serious misconduct, or excessive absenteeism, or (C) refusal or failure to comply with the Company’s code of business ethics.

(2) Effect on RSUs.

(i) Akamai Transaction. At the Akamai Transaction Closing, it shall be required that (1) Akamai shall assume the Plan and all RSUs made thereunder, effective as of the Akamai Transaction Closing, and (2) each RSU under the Plan will automatically be converted into a restricted stock unit award with respect to Akamai’s common stock, on the same terms and conditions as applied to such RSU immediately prior to the Akamai Transaction Closing, except that the number of shares of Akamai common stock subject to such RSU shall be equal to (x) (i) the Percentage Interest set forth in the applicable instrument evidencing the RSU multiplied by (ii) the Estimated Closing Consideration (as defined in the Akamai MIPA), divided by (y) the average closing price of Akamai’s common stock for the thirty (30) trading day period ending on the last trading day immediately preceding the Akamai Transaction Closing. Following the Akamai Transaction Closing, references to the Company in the Plan (including the provisions of Section 6(b)(1)(ii)) shall be references to Akamai, and references to Common

Equity in the Plan (including the provisions of Section 6(b)(1)(ii)) shall be to common stock of Akamai. For the avoidance of doubt, following the Akamai Transaction Closing, RSUs shall be settled in Akamai common stock and shall not entitle any Participant to any specific percentage of Akamai’s equity securities or class thereof.

(ii) Change in Control Events. In the case of a Change in Control Event, the parties thereto may cause the assumption or continuation of RSUs theretofore granted by the successor entity, or the substitution of such RSUs with new awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares, as such parties shall agree. To the extent the parties to such Change in Control Event do not provide for the assumption, continuation or substitution of RSUs, upon the effective time of the Change in Control Event, the Plan and all outstanding RSUs granted hereunder shall terminate. In such case, except to the extent specifically provided to the contrary in the instrument evidencing the RSU or any other documentation between the Participant and the Company, all RSUs that are not vested immediately prior to the effective time of the Change in Control Event shall become fully vested as of immediately prior to the effective time of the Change in Control Event. In the event of a termination of outstanding RSUs granted under the Plan upon a Change in Control Event, the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to Participants holding RSUs in an amount equal to the price paid for each share of Common Equity in the Change in Control Event multiplied by the number of vested shares of Common Equity underlying such RSUs.

For purposes of this Section 6(b)(2)(ii), an RSU shall be considered assumed if, following consummation of the Change in Control Event, such RSU confers the right to purchase or receive pursuant to the terms of such award, for each share of the Common Equity subject to the award immediately prior to the consummation of the Change in Control Event, the consideration (whether cash, securities or other property) received as a result of the Change in Control Event by holders of the Common Equity for each share of the Common Equity held immediately prior to the consummation of the Change in Control Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Common Equity); provided, however, that if the consideration received as a result of the Change in Control Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the RSU to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Administrator determined to be equivalent in value (as of the date of such determination or another date specified by the Administrator) to the per share consideration received by holders of outstanding Common Equity as a result of the Change in Control Event.

To the extent the parties to a Change in Control Event provide for the assumption, continuation or substitution of RSUs, except to the extent specifically provided to the contrary in the instrument evidencing the RSU or any other documentation between the Participant and the Company, each such assumed, continued or substituted RSU shall become immediately vested, exercisable, or free from forfeiture, as applicable, upon the termination of the Participant’s employment if the Participant’s employment with the Company or a successor corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the successor corporation, in either case on or prior to the first anniversary of the date of the consummation of the Change in Control Event.

For the avoidance of doubt, this Section 6(b)(2)(ii) shall not apply in connection with the Akamai Transaction.

7. General Provisions.

(a) Transferability. Except as otherwise provided by the Administrator, RSUs shall not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the RSUs. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 7(a) shall be deemed to restrict a transfer to the Company.

(b) Documentation. Each RSU shall be evidenced in such form (written, electronic or otherwise) as the Administrator shall determine. Each RSU may contain terms and conditions in addition to (but, except as expressly contemplated by another provision herein, not inconsistent with) those set forth in the Plan.

(c) Administrator Discretion. The terms of each RSU need not be identical, and the Administrator need not treat Participants uniformly.

(d) Termination of Status. The Administrator shall determine the effect on an RSU of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights, or receive any benefits, under an RSU.

(e) Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver certificates or otherwise recognize ownership of the Common Equity under an RSU. The Company may elect to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue the Common Equity on vesting or release from forfeiture of an RSU, unless the Company determines otherwise. The Administrator may require the Company’s tax withholding obligations to be satisfied, in whole or in part, by delivery (either by actual delivery or attestation) of the Common Equity, including the Common Equity retained from an RSU creating the tax obligation, valued at their fair market value (valued in the manner determined by (or in a manner approved by) the Company); provided, however, except as otherwise provided by the Administrator, that the total tax withholding where the Common Equity is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain the Common Equity having a fair market value (determined by, or in a manner approved by, the Company) that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such portion of the Common Equity (up to the portion of the Common Equity having a fair market value equal to the maximum individual statutory rate of tax (determined by, or in a manner approved by, the Company)) as the Company shall determine in its sole discretion to satisfy the tax liability associated with any RSU. The Administrator may also require the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Common Stock issued pursuant to any RSU are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due. The Common Equity used to satisfy tax withholding requirements cannot be subject to any forfeiture, unfulfilled vesting or other similar requirements. In the event of a Change in Control Event in which an RSU is assumed, the withholding provisions of this Section 7(e) shall apply with respect to the securities deliverable with respect to such assumed award.

(f) Amendment of an RSU. The Administrator may amend, modify (including by accelerating the vesting provisions of such award) or terminate any outstanding RSU, including but not limited to, substituting therefor another RSU of the same type, provided that the Participant’s consent to such action shall be required unless either (i) the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Participant or (ii) that the change is permitted under Section 6 hereof; provided, however, that (x) the Administrator may not terminate, amend, modify or waive any provision of an RSU prior to the Akamai Transaction Closing without Akamai’s prior written consent; and (y) notwithstanding the foregoing clause (x), any RSU granted hereunder may be amended, modified or terminated by the Administrator in its sole discretion without the Participant’s or Akamai’s consent in the event that the Akamai MIPA is terminated pursuant to Section 10.1 thereof.

(g) Conditions on Delivery of the Common Equity. The Company will not be obligated to deliver any Common Equity pursuant to the Plan or to remove restrictions from the Common Equity previously delivered under the Plan until (i) all conditions of the RSU have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such Common Equity have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

8. Miscellaneous.

(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an RSU by virtue of the adoption of the Plan, and the grant of an RSU shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable RSU.

(b) No Rights As a Common Equity Holder. Subject to the provisions of the applicable RSU, no Participant or Designated Beneficiary shall have any rights as an equity holder of the Company with respect to any Common Equity to be issued with respect to an RSU until becoming the record holder of such Common Equity.

(c) Effective Date and Term of Plan. The Plan shall become effective on the date the Plan is adopted by the Company (the “Effective Date”). No RSU shall be granted under the Plan after the Akamai Transaction Closing, but RSUs previously granted may extend beyond that date, as converted to cover Akamai common stock upon the Akamai Transaction Closing.

(d) Amendment of Plan. The Administrator may amend, suspend or terminate the Plan or any portion thereof at any time; provided, that, the Administrator may not terminate, amend, modify or waive any provision of the Plan prior to the Akamai Transaction Closing without Akamai’s prior written consent. Notwithstanding the forgoing proviso or anything contained herein, the Administrator may amend, suspend or terminate the Plan without Akamai’s consent (i) so long as no RSUs are outstanding hereunder or (ii) in the event that the Akamai MIPA has been terminated pursuant to Section 10.1 thereof. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this

Section 8(d) shall apply to, and be binding on the holders of, all RSUs outstanding under the Plan at the time the amendment is adopted, provided the Administrator determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan.

(e) Provisions for Foreign Participants. The Administrator may modify RSUs granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

(f) Compliance With Code Section 409A. Except as provided in individual instrument evidencing the RSU initially or by amendment, if and to the extent any portion of any payment, compensation or other benefit provided to a Participant in connection with his or her employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Participant is a specified employee as defined in Section 409A(a) (2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Participant (through accepting the RSU) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Code Section 409A) (the “New Payment Date”), except as Code Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. The Company shall have no liability to a Participant, or any other party if an RSU that is intended to be exempt from, or compliant with, Code Section 409A is not so exempt or compliant or for any action taken by the Administrator.

(g) Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee, or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, other employee, or agent of the Company. The Company will indemnify and hold harmless each director, officer, other employee, or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising out of any act or omission to act concerning this Plan unless arising out of such person’s own fraud or bad faith.

(h) Authorization of Sub-Plans. The Administrator may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities or tax laws of various jurisdictions. The Administrator shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Administrator’s discretion under the Plan as the Administrator deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Administrator shall deem necessary or desirable. All supplements adopted by the Administrator shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(i) Governing Law. The provisions of the Plan and all RSUs made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.